Exhibit 2.1

AMENDMENT TO THE AGREEMENT AND PLAN OF MERGER
AND REORGANIZATION

This AMENDMENT TO THE AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (this “Amendment”), dated as of January 22, 2023 (the “Amendment Date”), is entered into by and among Ritchie Bros. Auctioneers Incorporated, a company organized under the federal laws of Canada (“Parent”), Ritchie Bros. Holdings, Inc., a Washington corporation and a direct and indirect wholly owned subsidiary of Parent (“US Holdings”), Impala Merger Sub I, LLC, a Delaware limited liability company and a direct wholly owned subsidiary of US Holdings (“Merger Sub 1”), Impala Merger Sub II, LLC, a Delaware limited liability company and a direct wholly owned subsidiary of US Holdings (“Merger Sub 2”), and IAA, Inc., a Delaware corporation (the “Company”), and amends that certain Agreement and Plan of Merger and Reorganization, dated as of November 7, 2022, by and among Parent, Merger Sub 1, Merger Sub 2 and the Company (as amended or otherwise modified prior to the date hereof, the “Merger Agreement”). Each capitalized term used but not otherwise defined herein shall have the meaning ascribed to such term in the Merger Agreement.

RECITALS

WHEREAS, Parent, US Holdings, Merger Sub 1, Merger Sub 2 and the Company entered into the Merger Agreement on November 7, 2022;

WHEREAS, Section 9.11 of the Merger Agreement provides that the Merger Agreement may be amended at any time by an instrument in writing signed by each of the parties thereto;

WHEREAS, each of Parent, US Holdings, Merger Sub 1, Merger Sub 2 and the Company desires to amend certain terms of the Merger Agreement as set forth this Amendment and to make certain representations, warranties, covenants and agreements in connection with this Amendment;

WHEREAS, the Company Board has unanimously: (i) determined that the Merger Agreement (as amended or modified by this Amendment) and the Transactions, including the Mergers are fair to, and in the best interests of, the Company and the holders of Company Common Stock; (ii) approved and declared advisable the Merger Agreement (as amended or modified by this Amendment) and the consummation of the Transactions, including the Mergers; (iii) directed that the Merger Agreement (as amended or modified by this Amendment) be submitted to the holders of Company Common Stock for its adoption; and (iv) resolved to recommend that holders of Company Common Stock adopt the Merger Agreement (as amended or modified by this Amendment) at the Company Stockholders Meeting, subject to the terms of the Merger Agreement (as amended or modified by this Amendment);

WHEREAS, the Parent Board has unanimously: (i) determined that the Merger Agreement (as amended or modified by this Amendment) and the Transactions, including the Parent Share Issuance, are in the best interests of Parent; (ii) approved the Merger Agreement (as amended or modified by this Amendment) and the consummation of the Transactions, including the Parent Share Issuance; and (iii) resolved to recommend that the holders of Parent Common Shares approve the Parent Share Issuance at the Parent Shareholders Meeting, subject to the terms of the Merger Agreement (as amended or modified by this Amendment); and

WHEREAS, the Board of Directors (or managers, as applicable) of US Holdings, Merger Sub 1 and Merger Sub 2 have approved the Merger Agreement (as amended or modified by this Amendment) and the consummation of the Transactions, including the Mergers.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, US Holdings, Merger Sub 1 and Merger Sub 2 and the Company hereby agree as follows:

AGREEMENT

1.             Amendments.

(a) Merger Consideration. Section 3.1(b)(i) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

“Subject to the other provisions of this ARTICLE III, each share of Company Common Stock issued and outstanding immediately prior to the First Merger Effective Time (excluding any Excluded Shares and any Appraisal Shares) (the “Eligible Shares”) shall be converted automatically into the right to receive: (A) 0.5252 (the “Exchange Ratio”) validly issued, fully paid and nonassessable Parent Common Shares (the “Share Consideration”) and (B) $12.80 in cash, without interest (the “Cash Consideration,” and together with the Share Consideration, the “Merger Consideration”).

(b) Special Dividend. Section 6.2(c) of the Merger Agreement is hereby amended by adding the following clause (iv) to the list of exceptions set forth therein:

(iv) a one-time, special cash dividend not to exceed $1.08 per share, with a record date prior to the First Merger Effective Time to be determined by the Parent Board and conditioned upon the closing of the First Merger;

(c) Parent Expense Reimbursement. Section 8.3 of the Merger Agreement is hereby amended to add the following provision as a new subsection (i):

“(i) Anything to the contrary in this Agreement notwithstanding, in the event that Parent or the Company terminates this Agreement pursuant to Section 8.1(b)(iv)(B), then Parent shall pay the Company an amount equal to all of the reasonable, documented, out-of-pocket expenses incurred by the Company and its Subsidiaries in connection with this Agreement and the Transactions (such amount, the “Parent Expense Reimbursement Amount”) up to a maximum aggregate amount of $5,000,000. The Company shall send Parent a written notice within three Business Days of such termination specifying the Parent Expense Reimbursement Amount calculated in accordance with the immediately preceding sentence, including reasonable supporting detail therefor.  Parent shall pay or cause to be paid to the Company the Parent Expense Reimbursement Amount in cash by wire transfer of immediately available funds to an account designated by the Company within two Business Days of the Company duly delivering such notice in accordance with the immediately preceding sentence. To the extent the Parent Expense Reimbursement Amount is actually paid by Parent to the Company, the Parent Expense Reimbursement Amount shall be deducted in full from the amount of (A) any Termination Amount that subsequently becomes payable by Parent pursuant to this Section 8.3 and (B) any damages actually awarded to the Company from Parent by any court of competent jurisdiction; provided, that the payment of the Parent Expense Reimbursement Amount may reduce but shall not limit (1) the Company’s ability to seek damages from Parent for a Willful and Material Breach of this Agreement pursuant to Section 8.2(b) or (2) any obligation of Parent to pay the Termination Amount pursuant to this Section 8.3. In no event shall the Company be entitled to receive more than one payment of the Parent Expense Reimbursement Amount.”

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(d) Rules of Construction. Section 9.4 of the Merger Agreement is hereby amended to add the following provision as a new subsection (f):

“(f) Each reference to “herein”, “hereof,” “hereunder,” “hereby,” “this Agreement” and similar references shall, from and after the date of the Amendment, refer to the Merger Agreement, as amended or modified by the Amendment. Each reference herein to “the date of the Amendment” or the “Amendment Date” shall refer to January 22, 2023 and each reference to the “date of this Agreement”, the “date hereof”, “concurrently with the execution and delivery of this Agreement” and similar references shall refer to November 7, 2022.”

2.             Representations and Warranties.

(a) Company. The Company hereby represents and warrants to Parent, US Holdings, Merger Sub 1 and Merger Sub 2 as follows:

(i) Authority Relative to this Amendment. The Company has all requisite corporate power and authority to execute and deliver this Amendment and to perform its obligations under the Merger Agreement (as amended or modified by this Amendment). The execution and delivery of this Amendment by the Company and the consummation by the Company of the Transactions have been duly authorized by all necessary corporate action on the part of the Company, subject, only with respect to the consummation of the Mergers, to the Company Stockholder Approval and the filing of the Certificates of Merger with the Office of the Secretary of State of the State of Delaware. This Amendment has been duly executed and delivered by the Company, and assuming the due and valid execution of this Amendment by Parent, US Holdings, Merger Sub 1 and Merger Sub 2, constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject, as to enforceability, to Creditors’ Rights. The Company Board, at a meeting duly called and held, has by unanimous vote (A) determined that the Merger Agreement (as amended or modified by this Amendment) and the Transactions, including the Mergers, are fair to, and in the best interests of, the Company and the holders of Company Common Stock, (B) approved and declared advisable the Merger Agreement (as amended or modified by this Amendment) and the Transactions, including the Mergers, (C) directed that the Merger Agreement (as amended or modified by this Amendment) be submitted to the holders of Company Common Stock for its adoption, and (D) resolved to recommend that the holders of Company Common Stock adopt the Merger Agreement (as amended or modified by this Amendment) at the Company Stockholders Meeting. The Company Stockholder Approval is the only vote of the holders of any class or series of Company Capital Stock necessary to adopt and approve the Merger Agreement (as amended or modified by this Amendment) and the Mergers.

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(ii) Opinion of Financial Advisor. The Company Board has received the opinion of J.P. Morgan Securities LLC addressed to the Company Board to the effect that, as of the date of such opinion and based upon and subject to the various assumptions, limitations, qualifications and other factors set forth therein, the Merger Consideration to be paid to the holders of Company Common Stock pursuant to the Merger Agreement (as amended or modified by this Amendment) is fair, from a financial point of view, to such holders. A signed copy of such opinion shall be delivered to Parent promptly after receipt thereof by the Company for information purposes only.

(b) Parent, US Holdings, Merger Sub 1 and Merger Sub 2. Parent, US Holdings, Merger Sub 1 and Merger Sub 2 each hereby represent and warrant to the Company as follows:

(i) Authority Relative to this Amendment. Each of Parent, US Holdings, Merger Sub 1 and Merger Sub 2 has all requisite corporate or limited liability company power and authority to execute and deliver this Amendment and to perform its obligations hereunder. The execution and delivery of this Amendment by each of Parent, US Holdings, Merger Sub 1 and Merger Sub 2 and the consummation by each of Parent, US Holdings, Merger Sub 1 and Merger Sub 2 of the Transactions have been duly authorized by all necessary action on the part of each of Parent (subject to obtaining Parent Shareholder Approval), Merger Sub 1 (other than the adoption of the Merger Agreement (as amended or modified by this Amendment) by US Holdings as sole member of Merger Sub 1, which shall occur promptly after the execution and delivery of this Amendment), and Merger Sub 2 (other than the adoption of the Merger Agreement (as amended or modified by this Amendment) by US Holdings as sole member of Merger Sub 2, which shall occur promptly after the execution and delivery of this Amendment) and the filing of the Certificates of Merger with the Office of the Secretary of State of the State of Delaware. This Amendment has been duly executed and delivered by each of Parent, US Holdings, Merger Sub 1 and Merger Sub 2, and assuming the due and valid execution of this Amendment by the Company, constitutes a valid and binding obligation of each of Parent, US Holdings, Merger Sub 1 and Merger Sub 2 enforceable against Parent, US Holdings, Merger Sub 1 and Merger Sub 2 in accordance with its terms, subject, as to enforceability to Creditors’ Rights. The Parent Board, at a meeting duly called and held, has unanimously (A) determined that the Merger Agreement (as amended or modified by this Amendment) and the Transactions, including the Parent Share Issuance are in the best interests of Parent, (B) approved this Agreement and the Transactions, including the Parent Share Issuance, and (C) resolved to recommend that the holders of Parent Common Shares approve the Parent Share Issuance at the Parent Shareholders Meeting. The Board of Directors of US Holdings has, by unanimous written consent, (1) determined that the Merger Agreement (as amended or modified by this Amendment) and the Transactions are in the best interests of US Holdings and the stockholders of US Holdings and (2) approved and declared advisable this Agreement and the Transactions, including the Mergers. The only component of the Transaction and the consummation thereof that requires the approval of Parent’s shareholders is the Parent Share Issuance.

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(ii) Opinion of Financial Advisor. The Parent Board has received the opinion of each of Goldman Sachs & Co. LLC and Guggenheim Securities, LLC addressed to the Parent Board to the effect that, as of the date of each such opinion, and subject to the assumptions made, procedures followed, matters considered, and qualifications and limitations on the scope of the review undertaken as set forth therein, the Merger Consideration is fair, from a financial point of view, to Parent. A signed copy of each such opinion shall be delivered to the Company as soon as practicable after receipt thereof by Parent for information purposes only.

3.             Confirmation of Merger Agreement. Other than as expressly amended or modified pursuant to this Amendment, all of the provisions of the Merger Agreement are hereby ratified and confirmed and shall remain to be in full force and effect in accordance with their respective terms.

4.             Counterparts. This Amendment may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute one and the same agreement.

5.             General Provisions. The provisions of Sections 9.3, 9.4, 9.6, 9.7, 9.8, 9.9, 9.10, 9.11 and 9.12 of the Merger Agreement shall apply to this Amendment, mutatis mutandis.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.

RITCHIE BROS. AUCTIONEERS INCORPORATED

By:	/s/ Ann Fandozzi
Name: Ann Fandozzi
Title: Chief Executive Officer

RITCHIE BROS. HOLDINGS INC.

By:	/s/ Jake Lawson
Name: Jake Lawson
Title: President

IMPALA MERGER SUB I, LLC

By:	/s/ Eric Jacobs
Name: Eric Jacobs
Title: President

IMPALA MERGER SUB II, LLC

By:	/s/ Eric Jacobs
Name: Eric Jacobs
Title: President

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IAA, INC.

By:	/s/ John Kett
Name: John Kett
Title: Chief Executive Officer and President

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